Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” in the Registration Statement (Form F-3) and related prospectus of América Móvil, S.A. de C.V. and Radiomóvil Dipsa, S.A. de C.V., as guarantor, for the registration of debt securities utilizing a “Shelf” registration process and to the incorporation by reference therein of our report dated March 10, 2006, except for Note 20, as to which the date is March 28, 2006, with respect to the consolidated financial statements of América Móvil, S.A. de C.V., included in the Annual Report on Form 20-F of América Móvil, S.A. de C.V. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Mancera, S.C. A Member Practice of Ernst & Young Global

/s/ C.P.C. Agustín Aguilar Laurents
C.P.C. Agustín Aguilar Laurents

Mexico City, Mexico

September 28, 2006